United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     Form 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.


                                                Commission File Number 333-10930
                                                                       ---------

                               Luxfer Holdings PLC
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             (Exact name of registrant as specified in its charter)

               The Victoria, 150-182 Harbour City, Salford Quays,
                       Manchester M50 3SP, United Kingdom
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                                +44 0161 911 8800
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         10 1/8% Senior Notes due 2009
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None.
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  |_|                   Rule 12h-3(b)(1)(i)  |_|
         Rule 12g-4(a)(1)(ii) |_|                   Rule 12h-3(b)(1)(ii) |_|
         Rule 12g-4(a)(2)(i)  |_|                   Rule 12h-3(b)(2)(i)  |_|
         Rule 12g-4(a)(2)(ii) |_|                   Rule 12h-3(b)(2)(ii) |_|

                              Rule 15d-6 --------|X|

Approximate number of holders of record as of the certification or notice date:  73
              --

Pursuant to the requirements of the Securities Exchange Act of 1934, Luxfer Holdings PLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: January 27, 2003                           BY:  /s/ Linda F. Seddon
      ----------------                                -------------------
                                                      Name:   Linda F. Seddon
                                                      Title:  Company Secretary